Exhibit 99.1

FOR IMMEDIATE RELEASE

CISO Global Files No-Action Request with SEC Seeking Investor-Consent Framework for Securities Lending

Company submits request for regulatory clarity following review of short-volume data, publicly reported fails-to-deliver, and shareholder-record discrepancies; Nick Morgan and Mark Hiraide of ICAN are assisting pro bono

Scottsdale, Ariz. — April 8, 2026 — CISO Global, Inc. (Nasdaq: CISO), a provider of AI-powered cybersecurity software, managed cybersecurity, and compliance solutions, today announced the filing of a no-action request with the U.S. Securities and Exchange Commission seeking regulatory clarity for a proposed Investor-Consent Share Loan Program designed to give shareholders a direct voice in whether their shares may be made available for securities lending.

The filing follows the Company’s review of short-volume data, publicly reported fails-to-deliver during late 2025, and shareholder-record discrepancies that the Company believes warrant greater transparency and investor choice. The Company notes that short sale volume data and fails-to-deliver data have important interpretive limitations as described by FINRA and the SEC, and their presence does not by itself establish abusive or unlawful activity. The Company is not alleging in its no-action request that any specific intermediary or market participant engaged in unlawful conduct.

Why the proposal matters: CISO believes beneficial owners should have a meaningful say before their shares are placed into securities-lending channels. Securities lending can serve legitimate market functions, but because it can facilitate short selling, the Company believes investor consent should be explicit.

Submitted on the Company’s behalf by Nick Morgan, President of the Investor Choice Advocates Network (ICAN), with support from Mark Hiraide, the request asks the SEC Staff to confirm it would not recommend enforcement action under Rule 17Ad-20 solely because CISO adopts and discloses the investor-consent framework described in the filing. ICAN is representing the Company pro bono.

Key features of the proposed framework:

●	Shareholders would affirmatively opt in before their shares are treated as available for lending through the program.
●	Consent could be withdrawn at any time, subject to applicable settlement and recall mechanics.
●	The program would operate through existing shareholder-intermediary relationships and would not alter DTC, NSCC, or other clearance and settlement infrastructure.

“This is about one simple principle: informed consent. If a shareholder’s shares may be used in lending activity that can facilitate short selling, that shareholder should have the right to know, the right to decide, and the right to say no. We are asking the SEC Staff for clarity on a straightforward question: whether we can give our shareholders a meaningful, affirmative voice before their shares are made available for lending.”

— David Jemmett, Chief Executive Officer, CISO Global

“CISO is using an established SEC process to seek clarity on a narrow but important question: whether investors can be given a meaningful, affirmative voice before their shares are made available for lending through existing intermediaries. We believe this consent-first framework is consistent with existing regulatory principles and serves the interests of beneficial owners and market transparency.”

— Nick Morgan, President, Investor Choice Advocates Network (ICAN)

CISO believes the proposal aligns with shareholder protection, market transparency, and informed investor choice. The Company also believes the filing reflects a broader commitment to address market-structure concerns through established regulatory channels.

There can be no assurance that the SEC Staff will grant the requested no-action relief or as to the timing or substance of any response. Any response from the Staff would reflect the views of the Staff only and would not constitute a formal rule, regulation, or approval by the Commission.

About CISO Global

CISO Global, Inc. (Nasdaq: CISO), headquartered in Scottsdale, Arizona, provides AI-powered cybersecurity software, managed cybersecurity and compliance solutions designed to protect organizations from evolving cyber threats and support their compliance obligations. More information is available at ciso.inc and ir.ciso.inc/investor-alerts.

Safe Harbor Statement

This news release contains forward-looking statements, within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby, including statements regarding the no-action request, the proposed Investor-Consent Share Loan Program, the potential timing or substance of any SEC Staff response, the potential implementation of the proposed framework, and the expected benefits of the proposal for shareholders, market transparency, and investor choice. These forward-looking statements are based on current expectations and are subject to risks and uncertainties, including: the SEC Staff may not respond to, or may decline to grant, the no-action request; the SEC Staff or Commission could view the Program unfavorably or take a contrary position in the future, even if initial relief is granted; the Program may not be capable of implementation through existing intermediary relationships as currently contemplated; regulatory developments, operational constraints, and market conditions may affect the Company’s ability to implement or maintain the Program; and other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Actual results may differ materially from those expressed or implied in these statements. The Company undertakes no obligation to update any forward-looking statements except as required by law.

For Media Inquiries:

Debra Gallington

debra.gallington@ciso.inc

(480) 389-3444